Allianz Variable Insurance Products Trust Allianz Variable Insurance Products Fund of Funds Trust
Code of Ethics
(Revised June 15, 2018)

In an effort to prevent violations of the Investment Company Act of 1940, as amended, (the “1940 Act”) and the rules and regulations thereunder, this Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 of the 1940 Act (“Rule 17j-1”) by and on behalf of the Allianz Variable Insurance Products Trust and the Allianz Variable Insurance Products Fund of Funds Trust (each individually referred to as a “Trust” and collectively as the “Trusts”), and any additional series of the Trusts that may be approved by the Board of Trustees (each series of the Trusts is referred to as a “Fund” and collectively as the “Funds”).  Capitalized terms used herein and not defined in this introduction are defined in Section 1 of this Code. Rule 17j-1 requires registered investment companies, as well as investment advisers and principal underwriters of registered investment companies, to adopt a written code of ethics containing provisions reasonably necessary to prevent any “Access Person” (as defined in Rule 17j-1) from engaging in certain activities prohibited by Rule 17j-1, and to use reasonable diligence and implement procedures reasonably necessary to prevent violations of such Code.
The purpose of this Code is to establish policies consistent with Rule 17j-1 and with the following general principles:
•	Access Persons have the fiduciary duty at all times to place the interests of clients and shareholders ahead of their own personal interests in any decision relating to their personal investments.
•
All securities transactions shall be conducted consistent with this Code and in such manner as to avoid any actual, potential or apparent conflict of interest, or any abuse of any Access Person’s position of trust and responsibility.

Access Persons shall not take inappropriate advantage of their position and must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.
1.	Definitions
A.	“Access Person” means (i) any director or officer of the Trusts, (ii) any Adviser Access Person and (iii) any Principal Underwriter Access Person.
B.
“Adviser Access Person” means (i) any director, officer or general partner of the Trusts’ investment adviser, (ii) any other employee of the Trusts’ investment adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (iii) any natural person in a control relationship to the Trusts’ investment adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Securities by the

Fund.

C.	“Beneficial Ownership” of a Security is to be determined in the same manner as it is for purposes of Rule 16a-1(a)(2) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means that a person should generally consider themselves the “Beneficial Owner” of a Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves the “Beneficial Owner” of a Security held by their spouse, minor children, relatives who share their home, or other persons pursuant to a contract, arrangement, understanding, or relationship that provides the other person with sole or shared voting or investment power with respect to such Security.
Although the following list is not exhaustive, under the Exchange Act and this Code, a person generally would be regarded to be the “Beneficial Owner” of the following Securities:
(1)	Securities held in the person’s own name;
(2)	Securities held with another in joint tenancy, community property, or other joint ownership;
(3)	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

(4)	Securities held by members of the person’s immediate family sharing the same household (“immediate family”
means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in- law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);
(5)	Securities held by a relative not residing in the person’s home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of such Securities;
(6)	Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;
(7)
Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

(8)	Securities held by a general partnership or limited partnership in which the person is a general partner;
(9)
Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

(10)	Securities in a portfolio giving the person certain performance-related fees; and
(11)	Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.
D.	“Control” has the same meaning as in Section 2(a)(9) of the 1940 Act.
E.	“Disinterested Trustee” means a trustee of the Trusts who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.
F.
“Insider Trading” means the use of Material Non-Public Information to trade in a Security (whether or not a person is an Access Person) or the communication of Material Non- Public Information to others. Insider Trading generally includes:

(1)	trading in a Security by an Access Person, while in possession of Material Non-Public Information;
(2)
trading in a Security by a person who is not an Access Person, while in possession of Material Non-Public Information, where the information either was disclosed to such person in violation of an Access Person’s duty to keep it confidential or was misappropriated; and

(3)	communicating Material Non-Public Information to any person, who then trades in a Security while in possession of such information.
G.
“Material Non-Public Information” means information that has not been effectively communicated to the marketplace, and for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. Examples of Material Non- Public Information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

H.
“Principal Underwriter Access Person” means any director, officer or general partner of a principal underwriter to the Trusts who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Securities by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities.

I.
“Security” shall mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
As used in this Code, the “purchase” or “sale” of a Security includes, among other things, the writing of an option to purchase or sell a Security.
For the purposes of this Code, “Security” does not include direct obligations of the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end investment companies registered under the 1940 Act.
2.	Scope of the Code
This Code shall apply to each Access Person, provided, however, that, for so long as each respective Code of Ethics, and any material changes to such Code of Ethics, are consistent with the requirements of Rule 17j-1, and submitted for approval by the Board of Trustees of the Trusts, then:
(i)	any Adviser Access Person or Trust director or officer who is subject to the Code of Ethics of the Trusts’ investment adviser as an Access Person will be governed by such adviser’s Code of Ethics[1];
(ii)
any Principal Underwriter Access Person or Trust director or officer who is subject to the Code of Ethics of the Trusts’ principal underwriter as an Access Person will be governed by such underwriter’s Code of Ethics; and

(iii)	any Trust director or officer who is subject to the Citi Fund Services Ohio, Inc. Code of Ethics as an Access Person will be governed by such Citi Code of Ethics.
3.	Prohibited Securities Transactions
A.	No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a Fund:
(1)	Employ any device, scheme or artifice to defraud the Trusts or any Fund;
(2)
Make any untrue statement of a material fact to the Trusts or any Fund or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trusts or any Fund; or
(4)	Engage in any manipulative practice with respect to the Trusts or any Fund.
B.
No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership where such purchase or sale constitutes Insider Trading, or take any other action that constitutes or may result in Insider Trading.

C.
No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale such Security is being purchased or sold by a Trust or any Fund, or has been recommended to be purchased or sold by a Trust or any Fund.

D.	Sections 2.B. and 2.C. shall not apply to the following:
(1)	Transactions for any account over which the Access Person has no direct or indirect influence or control;
(2)	Involuntary transactions by the Access Person or the Trust;
(3)	Purchases made under an automatic dividend reinvestment plan; or
(4)	Purchases effected by the exercise of rights, issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.
4.	Reports
A.
Subject to Subsection B below and Section 2 above, each Access Person shall make the following reports to the Chief Compliance Officer(s) of the Trusts, as required by Rule 17j-1(d) under the 1940 Act:

(1)
Initial and Annual Securities Holdings Reports.  Access Persons are required to disclose all personal Securities holdings no later than 10 days after becoming an Access Person and thereafter on an annual basis within 30 calendar days after year end. Such reports must be current as of a date not more than 45 days prior to the date that the person became an Access Person, in the case of initial reports, or the date the report is submitted, in the case of annual reports. Securities holdings reports must include the following information:

a.	the title, number of shares, and principal amount of each Security in which the Access Person has any direct or indirect Beneficial Ownership;
b.	the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and
c.	the date the report is submitted by the Access Person.
(2)
Quarterly Transaction Reports.  No later than 30 calendar days after the end of each calendar quarter, each Access Person will disclose the following information with respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect Beneficial Ownership:

a.	the date of each transaction, the title, the interest rate and maturity date (if applicable), the number of shares

1 With respect to the Chief Compliance Officer(s) of the Trusts, a Chief Compliance Officer will be supervised under the Code of Ethics of Allianz Investment Management LLC (“AIM”), as if he or she were an “Access Person,” when the following requirements are met:  (i) the Chief Compliance Officer is an employee of Allianz Life Insurance Company of North America, or one of its affiliates; (ii) the Chief Compliance Officer is not otherwise subject to any Code of Ethics referenced in paragraph 2 of this Code; and (iii) AIM has agreed to conduct such supervision.

and the principal amount of each Security;
b.	the nature of each transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
c.	the price of the Security at which each transaction was effected;
d.	the name of the broker, dealer or bank with or through which each transaction was effected; and
e.	the date the report is submitted by the Access Person.
Each Access Person also will disclose the following information with respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person:
a.	the name of the broker, dealer or bank with whom the Access Person established the account;
b.	the date the account was established; and
c.	the date the report is submitted by the Access Person.
Quarterly transaction reports need not be furnished regarding automatic investment plans and need not be furnished if the report would duplicate information contained in broker trade confirmations or account statements received with respect to the Access Person within 30 days of quarter end, provided that all of the information required above is contained in such broker trade confirmations or account statements, or in the records of the Trusts.
In the event that no reportable transactions occurred during the quarter, Access Persons should note this on the report.
B.
A Disinterested Trustee, or a Trust officer who is not an affiliated person of its investment adviser or any subadviser to a Trust, within the meaning of “affiliated person” provided by Section 2(a)(3) of the 1940 Act (“Non-Affiliated Officer”), who in either case would be required to make a report solely by reason of being a Trustee or officer of the Trusts, need not file initial or annual securities holdings reports under this Code, and need only make quarterly reports for transactions in a Security if such Disinterested Trustee or Non-Affiliated Officer knew at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as Trustee or officer, should have known that during the 15-day period immediately before or after the date of the Trustee’s or officer’s transaction in a Security, a Fund purchased or sold the Security, or the Fund or its investment adviser considered purchasing or selling the Security.

C.	A person need not make reports under this Section with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.
5.	Pre-approval of Investments in IPOs and Limited Offerings.
Investment Personnel of a Fund may not acquire any direct or indirect beneficial ownership in any Securities in an Initial Public Offering or in a Limited Offering without prior approval from the Chief Compliance Officer(s). For the purposes of this Section 5, “Investment Personnel” means (i) any employee of a Fund who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, or (ii) any natural person who controls a Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund; “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Sections 4(a)(2) or 4(a)(6) of the Securities Act or pursuant to Securities Act Rules 504, 505 or 506; and “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.
6.	Administration and Enforcement of the Code
A.
The Chief Compliance Officer(s) of the Trusts will identify all Access Persons who are required to make reports under Section 4 of the Code and will inform those Access Persons of their reporting obligation.

B.
The Chief Compliance Officer(s) of the Trusts will identify all Investment Personnel of the Trusts and will inform appropriate Investment Personnel of the limitations contained in Section 5 of the Code.

C.
The Chief Compliance Officer(s) of the Trusts will review reports filed by Access Persons under this Code to determine whether any violation of this Code may have occurred. Access Persons who discover a violation or apparent violation of this Code by any other person covered by this Code shall bring the matter to the attention of the Chief Compliance Officer(s) of the Trusts.

D.	The Chief Compliance Officer(s) of the Trusts may impose such sanctions or penalties upon a violator of this Code as he/she/they deem(s) appropriate under the circumstances.
E.	Each violation of or issue arising under this Code shall be reported to the Board of Trustees of the Trusts at or before the next regular meeting of the Board.
F.
No less frequently than annually, the Chief Compliance Officer(s) of the Trusts, of the Trusts’ investment adviser and of the Trusts’ principal underwriter will furnish to the Trusts’ Board of Trustees, and the Board of Trustees must consider, a written report that:

(i) describes any issues arising under the respective Codes of Ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the Codes or procedures and sanctions imposed in response to the material violations; and certifies that the Trusts, the investment adviser and the principal underwriter have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
G.
No less frequently than annually, the Chief Compliance Officer(s) of the Trusts will obtain and review reports submitted by the Citi Code of Ethics Compliance Officer indicating that the Trusts’ officers subject to the Citi Code of Ethics are in compliance with the Citi Code of Ethics in effect at the time of the submission of such reports.

7.	Recordkeeping
The Chief Compliance Officer(s) of the Trusts shall maintain the following records in an easily accessible place in the manner and to the extent set forth below, and will make them available for examination by representatives of the SEC:
1.	a copy of this Code and any other code which is, or at any time within the past five years has been, in effect;
2.
a record of all persons who are or were within the last five years subject to this Code, who are or were required to make reports under this Code, or are or were responsible for reviewing reports under this Code;

3.
a copy of each report, confirmation and account statement provided by an Access Person pursuant to this Code, for a period of not less than five years from the end of the fiscal year in which it is made;

4.
a record of each decision, and the reasons supporting the decision, to approve the acquisition of an IPO or Limited Offering, for not less than five years following the end of the fiscal year in which the approval is granted;

5.
a record of any violation of this Code and any action taken as a result of such violation, for a period of not less than five years following the end of the fiscal year in which the violation occurs; and

6.	a copy of each report required by 1940 Act Rule 17j-1(c)(2)(ii) for at least five years after the end of the fiscal year in which it is made.

8.	Waivers by the Chief Compliance Officer(s)
The Chief Compliance Officer(s) may, in his/her sole discretion, after appropriate fact gathering, research and consultation, as needed, waive compliance by any Access Person with the provisions of the Code if he/she finds that such a waiver:
1.	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is appropriate under all the relevant facts and circumstances;
2.	will not be inconsistent with the purposes and objectives of the Code;
3.	will not adversely affect the interests of the Trusts; and
4.	will not result in a transaction or conduct that would violate provisions of any applicable law or regulation.
Any waiver/exception shall be in writing, shall contain a statement of the basis for the waiver/exception, and the Chief Compliance Officer(s) shall promptly send a copy of the written statement to the Chief Legal Officer of the Trusts.
9.	Delegation by the Chief Compliance Officer(s)

The Chief Compliance Officer(s) (not including any designees) has the authority to delegate any or all of the tasks and responsibilities assigned to him/her/them in this Code, including those enumerated below, to his/her/their designee(s). The Chief Compliance Officer(s) also may utilize StarCompliance, or other tools, to assist with these tasks and responsibilities. Waivers are expected to be granted only in rare instances. A record of any waiver granted by the Chief Compliance Officer(s) will be maintained for not less than five years following the end of the circumstances necessitating such waiver.